Exhibit 99.1

NEWS RELEASE

Contact:	Frank Hallowell, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7744

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2019 Fourth Quarter and Full-Year Financial Results

Saint Paul, Minn., March 12, 2020 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its fourth quarter and year ended December 31, 2019.

Fourth Quarter 2019 Financial Summary

  Fourth quarter royalties were $2.0 million, an increase of 2 percent from the same period in the prior year.
  Fourth quarter product sales were $1.5 million, a decrease of 12 percent from the same period in the prior year.
  Operating expenses totaled $2.9 million in the fourth quarter of 2019, an increase of 29 percent from the prior year period.
  Capitalized software costs in the fourth quarter were $114,000 compared to $228,000 in the prior year period.
  Net loss for the fourth quarter of 2019 totaled $90,000 compared to net income of $517,000 for the same period in the prior year.
  Cash balance increased to $5.1 million, up from $4.7 million at the end of the third quarter of 2019.

2019 Full Year Financial Summary

  2019 royalties were $8.3 million, a decrease of 7 percent from the prior year.
  2019 product sales were $6.4 million, an increase of 14 percent from the prior year.
  Operating expenses totaled $9.8 million in 2019, a decrease of 2 percent from the prior year.
  Capitalized software costs in 2019 were $1.2 million compared to $362,000 in the prior year.
  Net income for 2019 totaled $7.0 million, a $5.1 million increase from the prior year.
  A non-recurring, non-cash $5.2 million tax benefit was recorded during 2019.
  Cash balance increased to $5.1 million, up from $4.2 million at the end of 2018.

Fourth-Quarter Results:

The 2019 fourth quarter revenue for Image Sensing Systems, Inc. ("ISS" or the "Company) was $3.4 million compared to $3.6 million in the fourth quarter of 2018. Gross margin from the fourth quarter of 2019 was 81 percent, a 6 percentage point or 8 percent increase from a gross margin of 75 percent for the same period in 2018. The increase in the gross margin percent was primarily the result of selling less third-party accessories on product sales in the fourth quarter of 2019.  Revenue from royalties was $2.0 million in the fourth quarter of 2019 compared to $1.9 million in the fourth quarter of 2018, a 2 percent increase.

Exhibit 99.1

Product sales were $1.5 million in the 2019 fourth quarter compared to $1.7 million in the fourth quarter of 2018.  Autoscope video product sales and royalties were $256,000 and $2.0 million, respectively, and RTMS radar product sales were $1.2 million in the fourth quarter of 2019.  Product sales gross margin for the fourth quarter of 2019 was 63 percent, an 11 percent increase from the same period in 2018.

The Company’s net loss in the fourth quarter was $90,000, or $(0.02) per diluted share, compared to net income of $517,000, or $0.10 per diluted share, in the prior year period. The fourth quarter 2019 net loss includes operating expenses of $2.9 million, a 29 percent increase from the fourth quarter of 2018.  This increase is partially related to $149,000 of costs incurred as part of the review of strategic alternatives to maximize shareholder value beginning in the fourth quarter of 2019, in addition to less capitalized software development costs as the next generation RTMS product approached completion.  During the fourth quarter of 2019, ISS capitalized $114,000 of internal software development costs compared to $228,000 in the prior year period.

On a non-GAAP basis, excluding the amortization of intangible assets, depreciation, and restructuring charges for the applicable periods, operating income for the fourth quarter of 2019 was $148,000 compared to $854,000 in the prior year period.

Full Year Results:

ISS’s 2019 revenue was $14.7 million compared to $14.6 million in 2018. Gross margin for 2019 was 79 percent, a 2 percentage point or 3 percent decrease from a gross margin of 81 percent in 2018. The decrease in the gross margin percent was primarily the result of a smaller portion of sales in 2019 from royalties compared to the prior year.  Revenue from royalties was $8.3 million in 2019 compared to $8.9 million in 2018, a 7 percent decrease. The decrease in royalty revenue was largely driven by lower sales in the first half of 2019, which performed above previous year levels in the third and fourth quarter of 2019.

Product sales increased to $6.4 million in 2019, a 14 percent increase from $5.6 million in 2018. The increase in product sales resulted from higher volume in Europe and the Middle East, offset in part by lower volumes in North America.  Autoscope video product sales and royalties were $1.3 million and $8.3 million, respectively, and RTMS radar product sales were $5.1 million in 2019. Product sales gross margin for 2019 of 57 percent remained unchanged when compared to the 2018.

The Company’s net income in 2019 was $7.0 million, or $1.33 per diluted share, compared to $1.9 million, or $0.36 per diluted share, in the prior year. The 2019 net income includes operating expenses of $9.8 million, a 2 percent decrease from 2018. During 2019, ISS capitalized $1.2 million of internal software development costs compared to $362,000 in 2018.

Exhibit 99.1

On a non-GAAP basis, excluding the amortization of intangible assets, depreciation, and restructuring charges for the applicable periods, operating income for 2019 was $2.6 million compared to $2.8 million in the prior year.

"Our full year financial results only tell part of the story when evaluating our accomplishments and progress in 2019.  Over the past two years, we committed to improving our sales organization through new leadership, partners, and initiatives.  I am happy to report that our 2019 product sales growth of 14% year-over-year ended a five-year stretch of declining sales.  Our team has done a great job arresting the slide and is well positioned to continue this trend with new technology in our portfolio," said Chad Stelzig, CEO for ISS.

"Another meaningful 2019 accomplishment was the completion of RTMS Echo, a radar detection product for the highway market segment that is central to our growth strategy.  Echo was a multi-year development initiative in which our team created a proprietary platform that leverages proven radar concepts alongside modern data and connectivity capabilities to serve current and future IoT, smart city, and connected infrastructure market needs," continued Mr. Stelzig.

"Although royalties were slightly down year-over-year, we do not anticipate this being a continued trend, as they were significantly influenced by first quarter market dynamics that were overcome by the collective Image Sensing Systems and Econolite teams.  Through measured investment in operational expense, we are able to accommodate these occasional disruptions without impacting our profitability," concluded Mr. Stelzig.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

Exhibit 99.1

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as coronavirus); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 14, 2019.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Revenue
Product sales	$1,476	$1,674	$6,416	$5,644
Royalties	1,970	1,935	8,316	8,917
	3,446	3,609	14,732	14,561
Cost of revenue	640	895	3,129	2,786
Gross profit	2,806	2,714	11,603	11,775

Operating expenses
Selling, general and administrative	2,028	1,377	6,935	6,495
Research and development	828	686	2,836	3,284
Restructuring charges	-	144	2	144
	2,856	2,207	9,773	9,923
Income (loss) from operations before income taxes	(50)	507	1,830	1,852
Income tax expense (benefit)	40	(10)	(5,165)	(10)
Net income (loss)	$(90)	$517	$6,995	$1,862

Basic net income (loss) per share	$(0.02)	$0.10	$1.33	$0.36
Diluted net income (loss) per share	$(0.02)	$0.10	$1.33	$0.36

Weighted shares - basic	5,258	5,216	5,244	5,204
Weighted shares - diluted	5,280	5,254	5,268	5,221

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$5,118	$4,236
Receivables, net	3,126	3,830
Inventories	781	1,289
Prepaid expenses and other current assets	463	410
	9,488	9,765
Property and equipment, net	419	346
Intangible assets, net	3,875	3,317
Deferred taxes	5,220	56
Operating lease asset, net	181	-
	$19,183	$13,484
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$373	$878
Warranty and other current liabilities	858	1,969
	1,231	2,847

Non-Current liabilities
Operating lease obligation	19	-

Shareholders’ equity	17,933	10,637
	$19,183	$13,484

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Years Ended December 31,
	2019	2018
Operating activities
Net income	$6,995	$1,862

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	795	774
Stock option expense	219	206
Loss on disposal of assets	-	36
Deferred income tax benefit	(5,162)	(21)
Changes in operating assets and liabilities	(597)	(1,195)
Net cash provided by operating activities	2,250	1,662

Investing activities
Capitalized software development costs	(1,156)	(362)
Purchases of property and equipment	(254)	(194)
Net cash used for investing activities	(1,410)	(556)

Financing activities
Stock for tax withholding	(21)	(10)
Proceeds from exercise of stock options	4	-
Net cash used for financing activities	(17)	(10)

Effect of exchange rate changes on cash	59	(50)
Increase in cash and cash equivalents	882	1,046

Cash and cash equivalents at beginning of period	4,236	3,190
Cash and cash equivalents at end of period	$5,118	$4,236

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$14	$5

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets, depreciation, restructuring charges and the arbitration decision for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Income (loss) from operations	$(50)	$507	$1,830	$1,852
Amortization of intangible assets	150	150	598	530
Depreciation	48	53	197	244
Restructuring charges	-	144	2	144
Non-GAAP income from operations	$148	$854	$2,627	$2,770

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.